                                                                    EXHIBIT 99.1



PRESS RELEASE

================================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE
THURSDAY, OCTOBER 19, 2000

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                        SMITH INTERNATIONAL, INC. REPORTS
                    QUARTERLY EARNINGS OF 41 CENTS PER SHARE

     HOUSTON, Texas (October 19, 2000)... Smith International, Inc. (NYSE: SII;
PCX) today announced third quarter net income of $20.5 million, or 41 cents per share on a diluted basis. After excluding the impact of a non-recurring gain, the Company's net operating earnings for the prior year period were $1.8 million, or 4 cents per share on a diluted basis. Revenues for the three months ended September 30, 2000 were 49 percent above the prior year quarter and compared to a 34 percent increase in the M-I worldwide rig count between the corresponding periods. The quarter-to-quarter revenue increase is primarily attributable to improved exploration and production activity levels, increased market penetration and new contract awards. Demand for the Company's products and services increased in all geographic regions, with the majority of the revenue growth reported in the United States, Europe/Africa and Latin America. After excluding the effect of the acquired Texas Mill operations, revenues were 41 percent above the prior year quarter.

     For the nine months ended September 30, 2000, the Company reported net income of $46.8 million, or 93 cents per share on a diluted basis, on revenues of $2.0 billion. After excluding the impact of the non-recurring gain recorded in the prior year quarter, net operating earnings for the first nine months of 1999 were $5.4 million, or 11 cents per share on a diluted basis, on revenues of $1.3 billion. Organic growth and acquisitions contributed to the revenue increase from

                                                                    EXHIBIT 99.1

the prior year in fairly equal amounts. Excluding the impact of acquired and divested operations, revenues increased by 35 percent over the amounts reported for the first nine months of 1999.

     Revenues for the M-I operations were $326.4 million, a 54 percent increase over the prior year quarter. The majority of the revenue increase was reported in the United States, Europe/Africa and Latin America which benefited from a combination of increased activity levels, new contract awards and increased market penetration. Synthetic fluid revenues more than doubled over the prior year quarter due to the impact of higher offshore activity levels in the United States and Europe/Africa.

     Smith Bits reported revenues of $84.0 million for the third quarter of 2000, a 41 percent increase over the amount reported in the prior year period. Over half of the period-to-period revenue growth was reported in the United States as higher drilling activity levels favorably impacted demand for petroleum three-cone and diamond bits. Compared to the third quarter of 1999, diamond bit revenues rose 54 percent reflecting higher activity levels in the Gulf of Mexico and North Sea markets.

     Smith Services' revenues were $75.3 million, an increase of 37 percent over the third quarter of 1999. While a significant portion of the revenue growth was reported in the United States due to higher exploration and production activity, strong revenue growth was reported in all areas of the world. Increased customer spending for fishing and remedial products and services, directional drilling services and tubular goods accounted for the majority of the increase over the prior year period.

     Wilson's revenues increased to $232.7 million for the third quarter of 2000, 50 percent above the amount reported in the prior year quarter. Internal growth and acquisitions contributed equally to the revenue increase over the prior year period. The improvement in base revenues was primarily attributable to the higher sales generated from the energy sector, which benefited from the improvement in North American activity levels. Excluding the impact of the acquired Texas Mill operations, revenues were 26 percent above third quarter 1999 levels.

                                                                    EXHIBIT 99.1


     Commenting on the results, Chairman and CEO, Doug Rock stated, "Worldwide drilling activity for 2000 steadily improves, providing a foundation for gradual and predictable growth in coming quarters. We've experienced improved profitability across all operations as customers increase exploration and production spending levels. I'm pleased that our operating margins in the oilfield segment continue to accelerate, reaching over 10 percent in the current period - a 1.3 percentage point increase over the second quarter of 2000."

     Loren Carroll, Executive Vice President, also noted that, "Revenue growth combined with improved operating margins had a positive impact on our third quarter results. Evidencing our strong operating leverage, Smith's earnings before interest, taxes and minority interests ("EBIT") increased 25 percent sequentially on revenue growth of 9 percent. Additionally, year-to-date operating cash flow, reflecting Smith's ownership interest in EBIT, depreciation and amortization, totaled $149.4 million, or $2.97 per share."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Unaudited financial highlights follow:

                                                                    EXHIBIT 99.1


                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                  Three Months Ended            Nine Months Ended
                                                     September 30,                September 30,
                                               -------------------------    -------------------------
                                                  2000          1999           2000          1999
                                               -----------   -----------    -----------   -----------
Revenues ...................................   $   718,470   $   481,541    $ 2,001,131   $ 1,268,258

Costs and expenses:
  Costs of revenues ........................       523,118       362,705      1,469,961       939,398
  Selling expenses .........................       107,060        81,213        302,158       221,911
  General and administrative expenses ......        34,073        23,284         95,558        65,706
  Non-recurring items ......................            --       (81,378)            --       (83,999)
                                               -----------   -----------    -----------   -----------

       Total costs and expenses ............       664,251       385,824      1,867,677     1,143,016
                                               -----------   -----------    -----------   -----------

Income before interest and taxes ...........        54,219        95,717        133,454       125,242

Interest expense, net ......................         8,554         7,816         26,077        31,188
                                               -----------   -----------    -----------   -----------

Income before income taxes and
  minority interests .......................        45,665        87,901        107,377        94,054

Income tax provision .......................        15,131        38,549         36,219        42,044
                                               -----------   -----------    -----------   -----------

Income before minority interests ...........        30,534        49,352         71,158        52,010

Minority interests .........................        10,060         2,492         24,387         1,565
                                               -----------   -----------    -----------   -----------

Net income .................................   $    20,474   $    46,860    $    46,771   $    50,445
                                               ===========   ===========    ===========   ===========

Earnings per share:
  Basic ....................................   $      0.41   $      0.96    $      0.94   $      1.04
                                               ===========   ===========    ===========   ===========
  Diluted ..................................   $      0.41   $      0.95    $      0.93   $      1.03
                                               ===========   ===========    ===========   ===========

Weighted average shares outstanding:
  Basic ....................................        49,750        48,835         49,550        48,474
  Diluted ..................................        50,387        49,471         50,231        49,082

OTHER DATA:
Depreciation and amortization ..............   $    20,430   $    19,353    $    59,600   $    56,610
                                               ===========   ===========    ===========   ===========
Capital spending (a) .......................   $    27,954   $    15,469    $    66,779   $    42,060
                                               ===========   ===========    ===========   ===========
EBIT excluding minority interests (b) ......   $    41,513   $    10,764    $   101,328   $    37,866
                                               ===========   ===========    ===========   ===========
EBITDA excluding minority interests (b) ....   $    57,959   $    27,183    $   149,419   $    91,427
                                               ===========   ===========    ===========   ===========

NOTE (a):

Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. The net capital spending was approximately $55.0 million and $28.6 million for the first nine months of 2000 and 1999, respectively.

NOTE (b):

"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners. The three and nine month 1999 amounts also exclude the impact of non-recurring items.

                                                                    EXHIBIT 99.1


                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                                 (IN THOUSANDS)


                                          THREE MONTHS
                                       ENDED SEPTEMBER 30,
                                     -----------------------
                                        2000         1999
                                     ----------   ----------
M-I                                  $  326,446   $  211,644

SMITH BITS                               84,018       59,720

SMITH SERVICES                           75,296       54,908

WILSON                                  232,710      155,269
                                     ----------   ----------

TOTAL                                $  718,470   $  481,541
                                     ==========   ==========



                                           NINE MONTHS
                                       ENDED SEPTEMBER 30,
                                     -----------------------
                                        2000         1999
                                     ----------   ----------
M-I                                  $  888,648   $  601,437

SMITH BITS                              235,448      174,439

SMITH SERVICES                          209,157      166,477

WILSON                                  667,878      325,905
                                     ----------   ----------

TOTAL                                $2,001,131   $1,268,258
                                     ==========   ==========